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EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               SSP SOLUTIONS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


         SSP Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, $0.01 par value per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

                           I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 2,150 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") and the face amount shall be $7,000 per share (the "FACE AMOUNT").

                            II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

         A. "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of California are authorized or obligated by law, regulation or executive order to close.

         B. "CLOSING DATE" means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers of Series A Preferred Stock named therein (the "SECURITIES PURCHASE AGREEMENT"), pursuant to which the Corporation issued, and such purchasers purchased, the Series A Preferred Stock.


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         C. "CLOSING SALES PRICE" means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (in any case, "BLOOMBERG"), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         D. "CONVERSION DATE" means, as applicable, (i) for any Optional Conversion (as defined in Article V.A below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., California time, on the Conversion Date indicated in the Notice of Conversion; PROVIDED, HOWEVER, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation; and (ii) for any Mandatory Conversion (as defined in Article V.C), that date specified in the notice delivered to the holders of the Series A Preferred Stock being converted pursuant to Article V.C in the event that such Mandatory Conversion occurs.

         E. "CONVERSION PRICE" means $0.70, and shall be subject to adjustment as provided herein.

         F. "DIVIDEND" means initially an amount equal to (the Rate) x (N/365) x (the Face Amount), where the "RATE" shall initially be equal to 0.08, and from and after the date which is eighteen months after the Closing Date, shall be equal to 0.12, and "N" means the number of days from the Closing Date or the date that the last payment of the Dividend was made in full, as applicable.

         G. "EFFECTIVE DATE" means the date on which the Securities and Exchange Commission declares the Registration Statement to be effective.

         H. "MAJORITY HOLDERS" means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

         I. "NOTES" means the "Retained Notes" as defined in the Securities Purchase Agreement.

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         J. "REGISTRATION STATEMENT" means the registration statement required to be filed by the Corporation pursuant to the Registration Rights Agreement by and among the Corporation and the purchasers of Series A Preferred Stock.

         K. "REQUIRED CONDITIONS" means all of the following: (i) the Corporation's stockholders shall have approved the Transactions (as defined in and contemplated by Section 6.12 of the Securities Purchase Agreement) such that the limitations of Article XII.A no longer apply, (ii) the Registration Statement shall have been declared effective by the Securities and Exchange Commission; (iii) the Closing Sales Price of the Common Stock is greater than $2.10 per share for at least ten (10) of fifteen (15) consecutive trading days (such tenth (10th) day being referred to herein as the "TRIGGER DATE"); (iv) during the thirty (30) trading day period ending on the Trigger Date, the average dollar trading volume (measured by reference to Closing Sales Prices) for the lowest twenty (20) dollar volume trading days (measured by reference to Closing Sales Prices) is not less than $400,000; (v) all shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants are then (a) authorized and reserved for issuance, (b) registered under the Securities Act of 1933, as amended, for resale by the holders and (c) eligible to be listed or traded on any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or the successor to any of them); (vi) no Redemption Event (as defined in Article VI.A) shall have occurred without having been cured; and (vii) all amounts, if any, then accrued or payable under this Certificate of Designation (including, without limitation, all Dividends) or the Securities Purchase Agreement shall have been paid.

         L. "TRADING DAY" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

         M. "WARRANTS" means the warrants issued by the Corporation to the initial holders of the Series A Preferred Stock pursuant to the Securities Purchase Agreement.

                                 III. DIVIDENDS

         Dividends shall be payable, at the applicable Rate, (a) upon any conversion of each share of Series A Preferred Stock and (b) as to each outstanding share of Series A Preferred Stock, on June 30 and December 31 of each year, commencing on December 31, 2003, until such share is fully converted or fully redeemed. Payment of the Dividend shall be made, at the Corporation's election, (i) in cash, or (ii) subject to there being a sufficient number of shares of the Corporation's common stock, $0.01 par value per share ("COMMON STOCK"), available for such purpose, in shares of Common Stock (with each share of Common Stock valued at the arithmetic mean of the Closing Sales Price of the Corporation's Common Stock for the thirty (30) day period ending on the day prior to the day the Dividend payment is due).

                                 IV. CONVERSION

         A. CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Article XII, each holder of shares of Series A Preferred Stock may, at any time and from time to time after the Company Stockholder Meeting (as defined in and contemplated by Section 6.12 of the

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Securities Purchase Agreement), convert (an "OPTIONAL CONVERSION") each of its shares of Series A Preferred Stock into Common Stock as provided in this Article IV.

         B. NUMBER OF SHARES. Upon an Optional Conversion before the occurrence of any of the events described in clauses (i)-(iv) of Article IV.C. below (each a "CONVERSION EVENT"), each share of Series A Preferred Stock shall be converted into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Face Amount thereof by the then effective Conversion Price. Upon an Optional Conversion after the occurrence of a Conversion Event, each share of Series A Preferred Stock shall be converted into that number of fully paid and nonassessable shares of Common Stock in accordance with the following formula:

                    V
                 -------
                  C C P

where the values of V and CCP shall depend on the Conversion Event Price as described in clauses (i) and (ii) below. For purposes of this formula, the term "CONVERSION EVENT PRICE" means, in the case of a Conversion Event described in
Article IV.C.(i), below, the total consideration received or to be received by the Corporation (whether or not contingent, and including the assumption of debt) per share of Common Stock outstanding at the time of the Conversion Event, and, in the case of any other Conversion Event, the price per share of Common Stock valued at the arithmetic mean of the Closing Sales Price of the Corporation's Common Stock for the thirty (30) day period ending on the day prior to the day the Corporation receives the Notice of Conversion.

                  (i) If the Conversion Event Price (as hereafter defined) IS GREATER THAN $1.00:

                  "V" means one hundred percent (100%) of the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Conversion Amount; and

                  "CCP" means the Conversion Price in effect on the date on which the Corporation receives the Notice of Conversion.

                  (ii) If the Conversion Event Price IS LESS THAN OR EQUAL TO $1.00:

                  "V" means one hundred forty-three percent (143%) of the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Conversion Amount; and

                  "CCP" means the Conversion Event Price.

         C. CONVERSION EVENTS. The following shall constitute Conversion Events:

                  (i) a sale, conveyance or disposition of all or substantially all of the Corporation's assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (ii) the adoption of or entry into any agreement or plan to cause either a Liquidation Event (as defined in Article VIII.A) or the other

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Conversion Events described in this Article IV.C unless the agreement is terminated or the plan abandoned prior to the occurrence of the Liquidation Event or Conversion Event;

                  (iii) any event, occurrence or transaction, or sequence of related events, occurrences or transactions, resulting in the holders of the Common Stock immediately prior to such event, occurrence, transaction or sequence holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or other surviving or acquiring person or entity immediately following such event, occurrence, transaction, or sequence; and

                  (iv) any event, occurrence or transaction, or sequence of related events, occurrences or transactions, resulting in the members of the Board of Directors comprising fifty percent (50%) or less of the members of the Board of Directors (or a surviving or acquiring person or entity) immediately following such event, transaction, change or sequence.

If the Corporation is prohibited from issuing shares of Common Stock upon an Optional Conversion of Series A Preferred Stock after the occurrence of a Conversion Event as a result of the operation of the limitations set forth in
Article XII, the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice (as defined in Article VI.A) to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI.C(i)), a number of the holder's shares of Series A Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Cap Amount (as defined in Article XII.A) is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VI.D and in the Securities Purchase Agreement.

         D. MECHANICS OF CONVERSION. In order to effect an Optional Conversion, a holder shall (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIII.B.

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                  (i) DELIVERY OF COMMON STOCK UPON CONVERSION. Upon the
surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XIII.B) (the "DELIVERY PERIOD"), issue and deliver (I.E., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) TAXES. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

                  (iii) NO FRACTIONAL SHARES. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (iv) CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three (3) business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed

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conclusive and binding on the Corporation and the applicable holders, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

                  (v) PAYMENT OF ACCRUED AMOUNTS. Upon conversion of any shares of Series A Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends) or the Securities Purchase Agreement through and including the Conversion Date shall be paid in cash by the Corporation.

         E. MANDATORY CONVERSION. Subject to the limitations on conversion contained in Article XII, if at any time following the date that is eighteen
(18) months after the Effective Date all of the Required Conditions are satisfied, all of the Series A Preferred Stock, without any action required on the part of the holders, shall convert into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the formula set forth in Article IV.B and the definitions contained in clause (i) of that Article (a "MANDATORY CONVERSION"). The Corporation shall deliver written notice to the holders of the Series A Preferred Stock of the satisfaction of the Required Conditions within two (2) business days thereafter, and such notice shall set forth the Conversion Date (which shall be not more than ten (10) days after the date of such notice). Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in Article IV.D (including the requirement that the holder deliver the Preferred Stock Certificates representing the Series A Preferred Stock being converted to the Corporation); PROVIDED, HOWEVER, that the holder shall not be required to deliver a Notice of Conversion to the Corporation in order for the Corporation to effect a Mandatory Conversion. If the Corporation is prohibited from issuing any shares of Common Stock upon a Mandatory Conversion pursuant to this Article IV.E as a result of the operation of the limitations set forth in Article XII, those shares of Series A Preferred Stock not converted shall cease to accrue Dividends, but shall thereafter be converted to Common Stock as the limitations set forth in Article XII from time to time permit.

                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. RESERVED AMOUNT. On or prior to the Closing Date, the Corporation shall reserve 30,745,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock outstanding at the then current Conversion Price thereof (without giving effect to the limitations contained in Article XII). The Reserved Amount shall be allocated among the holders of Series A Preferred Stock as provided in Article XIII.C.

         B. INCREASES TO RESERVED AMOUNT. If the Reserved Amount for any three consecutive trading days (the last of such three (3) trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then

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outstanding shares of Series A Preferred Stock (without giving effect to the limitations contained in Article XII), the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and shall take immediate action to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Series A Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Article XII). In the event the Corporation fails to so increase the Reserved Amount within ninety
(90) days after an Authorization Trigger Date, each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI.C(i)), a number of the holder's shares of Series A Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series A Preferred Stock. If the Corporation fails to redeem any of such shares within five (5) business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VI.D and in the Securities Purchase Agreement.

                      VI. REDEMPTION DUE TO CERTAIN EVENTS

         A. REDEMPTION BY HOLDER. If (each of the events described in clauses
(i)-(viii) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                  (i) the holders of the Common Stock fail to approve, within sixty (60) days after the Closing Date, the authorization of the issuance of shares of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding as of the Closing Date;

                  (ii) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten
(10) or more trading days in any twelve (12) month period;

                  (iii) the Registration Statement has not been declared effective by the 90th day following the Closing Date or such Registration Statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Securities Purchase Agreement) for an aggregate of more than 60 days;

                  (iv) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation or the Securities Purchase Agreement, and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

                  (v) the Corporation provides written notice (or otherwise indicates) to any holder of Series A Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such

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holder's allocated portion of the Cap Amount or Reserved Amount, or would be prohibited by the provisions of Article XII.B, for which failures the holders shall have the remedies set forth in Articles IV and XIII (with respect to the Cap Amount) and Article V (with respect to the Reserved Amount));

                  (vi) the Corporation or any subsidiary of the Corporation other than Pulsar Data Systems, Inc. shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

                  (vii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by the Corporation or any subsidiary of the Corporation other than Pulsar Data Systems, Inc.;

                  (viii) except with respect to matters covered by subparagraphs
(i) - (vii) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein (I.E., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within ten (10) business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a "REDEMPTION NOTICE") to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Article VI.C(i)) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii), (v),
(vi), (vii) and (viii) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three (3) trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one (1) business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series A Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series A Preferred Stock during the three (3) trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three (3) trading day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

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

         B. INTENTIONALLY OMITTED.

         C. DEFINITION OF REDEMPTION AMOUNT.

                  (i) Except in connection with the Redemption Event described in clause (i) of Article VI.A, the "REDEMPTION AMOUNT" with respect to a share of Series A Preferred Stock means an amount equal to:

                                      V
                                   -------
                                    R C P
         where:

                  "V" means 143% of the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount; and

                  "RCP" means the (I) the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice, or (II) the value of a share of Common Stock on the date on which the Corporation receives the Redemption Notice, WHICHEVER IS LOWER (with each share of Common Stock valued at the arithmetic mean of the Closing Sales Price of the Corporation's Common Stock for the thirty (30) day period ending on the day prior to the day the Corporation receives the Redemption Notice).

                  (ii) In connection with the Redemption Event described in clause (i) of Article VI.A, the "REDEMPTION Amount," with respect to each share of Series A Preferred Stock in excess of the Cap Amount, means an amount equal to the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount.

                  (iii) Notwithstanding the foregoing, with respect to Redemption Events described in clause (iv) and (v) of Article VI.A, the "REDEMPTION AMOUNT" shall be the greater of (A) the Redemption Amount described in clause (i) of this Article VI.C and (B) the "parity value" of the shares to be redeemed, where "parity value" means the product of (I) the highest number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock in accordance with Article IV (without giving effect to any limitations on conversion contained herein and treating the Trading Day immediately preceding the Redemption Date as the Conversion Date) and (II) the highest Closing Price of the Common Stock during the period beginning on the date of first occurrence of a Redemption Event described in clause (iv) or (v) for which redemption is sought and ending one (1) Trading Day prior to the Redemption Date.

         D. REDEMPTION DEFAULTS. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series A Preferred Stock within five (5) business days after its receipt of a Redemption Notice (the "REDEMPTION DATE"), then the holder of Series A Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the Redemption Date until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock required to be redeemed on the

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Redemption Date (including for such purpose all shares of Series A Preferred
Stock subject to Redemption Notices delivered prior to the Redemption Date), the Corporation shall redeem shares of Series A Preferred Stock from each holder PRO RATA, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption and required to be redeemed on the Redemption Date relative to the total number of shares of Series A Preferred Stock outstanding on the Redemption Date.

                                   VII. RANK

         All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the written consent of the holders of Series A Preferred Stock obtained in accordance with Article XI hereof, such class or series of capital stock specifically, by its terms, ranks senior to or PARI PASSU with the Series A Preferred Stock) (collectively with the Common Stock, "JUNIOR SECURITIES"); (ii) PARI PASSU with any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of Series A Preferred Stock obtained in accordance with Article XI hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the holders of Series A Preferred Stock obtained in accordance with
Article XI) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                          VIII. LIQUIDATION PREFERENCE

         A. PRIORITY IN LIQUIDATION. In the event that the Corporation shall liquidate, dissolve or wind up its affairs (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of PARI PASSU Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the PARI PASSU Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. DEFINITION OF LIQUIDATION PREFERENCE. The "LIQUIDATION PREFERENCE" with respect to a share of Series A Preferred Stock means the greater of (i) an amount equal to one hundred forty-three percent (143%) of the Face Amount thereof plus all accrued Dividends thereon through the date of final distribution, or (ii) the amount that would be distributed in such Liquidation Event on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted immediately prior to such Liquidation Event, assuming all shares of Series A Preferred Stock were so converted. The

Liquidation Preference with respect to any PARI PASSU Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

                    IX. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. STOCK SPLITS, STOCK DIVIDENDS, ETC. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. MERGER, CONSOLIDATION, ETC. If, at any time after the Closing Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitations contained in Article XII), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the economic value of the shares of Series A Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each holder of Series A Preferred Stock has received written notice of such transaction at least forty-five (45) days prior thereto, but in no event later than fifteen
(15) days prior to the record date for the determination of stockholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividend accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. DISTRIBUTIONS. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (I.E., a spin-off)) (a "DISTRIBUTION"), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XII) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

         D. CONVERTIBLE SECURITIES AND PURCHASE RIGHTS. If, at any time after the Closing Date, the Corporation issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("PURCHASE RIGHTS") PRO RATA to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights which such holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article
XII) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series A Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until thirty (30) days after the date the holder of Series A Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

         E. DILUTIVE ISSUANCES.

                  (i) ADJUSTMENT UPON DILUTIVE ISSUANCE. If, at any time after the Closing Date, the Corporation issues or sells, or in accordance with subparagraph (ii) of this Article IX.E is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the date of issuance or sale (or deemed issuance or sale) (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

                                    N0 + N1
                                    --------
                                    N0 + N2

                  where:

                  N0 = the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Dilutive Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any Convertible Securities or Purchase Rights, including the Series A Preferred Stock and Warrants);

                  N1 = the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below) would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

                  N2 = the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Article X.E if such adjustment would result in an increase in the Conversion Price.

                  (ii) EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this Article IX.E, the following will be applicable:

                           (a) ISSUANCE OF PURCHASE RIGHTS. If the Corporation
issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Purchase Rights, PLUS, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph
(ii)(b) of this Article IX.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights.

                           (b) ISSUANCE OF CONVERTIBLE SECURITIES. If the
Corporation issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(b) of this Article IX.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by
(B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then for purposes of the next preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were seventy-five percent (75%) of the actual conversion price on such date (the "ASSUMED VARIABLE MARKET PRICE"), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article IX.E with respect to any Variable Rate Convertible

Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

                           (c) CHANGE IN OPTION PRICE OR CONVERSION RATE. If
there is a change at any time in (A) the amount of additional consideration payable to the Corporation upon the exercise of any Purchase Rights; (B) the amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange of any Convertible Securities; or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

                           (d) CALCULATION OF CONSIDERATION RECEIVED. If any
Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Sales Price thereof as of the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series A Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "DISREGARDED SECURITIES") issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article X.E for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of

Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below the Conversion Price then in effect and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the convertible notes. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; PROVIDED, HOWEVER, that if the Majority Holders do not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Majority Holders and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation.

                           (e) ISSUANCES PURSUANT TO EXISTING SECURITIES. If the
Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not included in the Disclosure Schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights included in the Disclosure Schedule to the Securities Purchase Agreement as a result of the issuance of the Notes, Series A Preferred Stock or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in the Disclosure Schedule to the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

         F. EXCEPTIONS TO ADJUSTMENT OF CONVERSION PRICE. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made upon the issuance of any Excluded Securities (as defined in Article XI.B).

         G. OTHER ACTION AFFECTING CONVERSION PRICE. If, at any time after the Closing Date, the Corporation takes any action affecting the Common Stock that would be covered by Article IX.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors shall in good faith determine to be equitable under the circumstances.

         H. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IX amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

                     X. VOTING RIGHTS; BOARD REPRESENTATION

         A. VOTING. The holders of the Series A Preferred Stock shall have no voting power except as otherwise specifically provided to the contrary by the Delaware General Corporation Law (the "DGCL"), in this Article X and in Article XI.

         B. NOTICES. The Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or
(ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series A Preferred Stock, at least fifteen (15) days prior to the record date specified therein (or forty-five (45) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         C. STOCKHOLDER ACTION. Subject to Article XI.A, to the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting together as one class with the holders of Common Stock, is required to authorize a given action of the Corporation, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article XII.B, and subject also to the limitation that the number of votes to which a share of Series A Preferred Stock shall be entitled shall be determined without taking into account any conversion price adjustments described in Article IX.E.), using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

         D. NUMBER AND ELECTION OF DIRECTORS. So long as any shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled, until the Registration Statement is effective, to elect one (1) Class I member and one (1) Class II member of the Board, and thereafter to elect one (1) Class I member of the Board. The holders of Series A Preferred Stock shall be entitled to exercise this right as to the election of a member of the particular class of directors at each stockholders' meeting or pursuant to each consent of the Corporation's stockholders for the election of members of that particular class of directors. The holders of the Common Stock, as a class and without the holders of Series A Preferred Stock, shall be entitled to elect the remaining members of the Board at each stockholders' meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

                           XI. PROTECTION PROVISIONS

         A. CERTAIN ACTIONS.

                  (i) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of seventy-five percent (75%) of the then-outstanding shares of the Series A Preferred Stock:

                           (a) alter or change the rights, preferences or
privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

                           (b) alter or change the rights, preferences or
privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                           (c) create or issue any Senior Securities;

                           (d) issue any shares of Series A Preferred Stock
other than pursuant to the Securities Purchase Agreement or as payment of Dividend on outstanding shares of Series A Preferred Stock; or

                           (e) enter into any agreement, commitment,
understanding or other arrangement to take any of the foregoing actions.

                  (ii) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

                           (a) redeem, repurchase or otherwise acquire, or
declare or pay any cash dividend or distribution on, any Junior Securities, except pursuant to any equity compensation plan approved by the Corporation's Board of Directors;

                           (b) create or allow to exist any lien or security
interest on any of the Corporation's assets other than (A) a security interest in favor of BayView Funding (or a replacement lender or factor for BayView Funding) covering accounts receivable (provided that no material change is made to the determination of eligible accounts receivable under the applicable loan documents or such replacement or successor loan documents, it being understood and agreed, however, that any such material change shall require the consent of the Majority Holders, (B) "precautionary" security interests taken by equipment lessors with respect to the equipment leased, (C) any interest of the government or of a government prime contractor in any of the Corporation's intellectual property that was created in connection with a project under a government contract, and (D) any lien or security interest created by operation of law; or

                           (c) enter into any agreement, commitment,
understanding or other arrangement to take any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article XI shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.

         B. EXCHANGE RIGHT. The Corporation hereby grants to the holders of Series A Preferred Stock a right to exchange (the "EXCHANGE RIGHT") with respect to New Securities (as defined below) which the Corporation may, from time to time, propose to sell and issue. The Exchange Right shall be subject to the following provisions:

                  (i) "NEW SECURITIES" shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Corporation whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" does not include (a) securities purchased under the Securities Purchase Agreement; (b) securities issued upon conversion or exercise of (I) the Series A Preferred Stock, (II) any Convertible Securities or Purchase Rights outstanding on the Closing Date and disclosed in the Disclosure Schedules to the Securities Purchase Agreement, and
(III) the Warrants; (c) shares of Common Stock issuable or issued to (I) employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans disclosed in the Disclosure Schedules to the Securities Purchase Agreement or approved by the holders of Series A Preferred Stock as compensation for services rendered to the Corporation, and (II) vendors or lessors, pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of Directors; (d) any borrowings, direct or indirect, from financial institutions by the Corporation, which are approved by the Board of Directors, including any type of loan or payment evidenced by any type of debt instrument, provided the equity portion of any such borrowings, including warrants, options or other rights to purchase capital stock and other interests convertible into capital stock of the Corporation, does not exceed ten percent (10%) of such borrowing; (e) securities issued in a bona fide public offering; (f) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Corporation; and (g) shares of Common Stock issued in connection with the acquisition by the Company of any corporation or other entity (the securities described in clauses (a) though (g) are referred to as "EXCLUDED SECURITIES").

                  (ii) If the Corporation proposes to undertake an issuance of New Securities, it shall give the holders of Series A Preferred Stock written notice of its intention, describing the type of New Securities, their price and the material terms upon which the Corporation proposes to issue the same, and the definitive documentation to be entered into in connection therewith. Each holder shall have five (5) Trading Days after any such notice is delivered to agree to purchase such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation of its intention to exercise its Exchange Right and stating therein the quantity of New Securities to be purchased. Each exercising holder shall thereupon be entitled to purchase New Securities at the price specified in the Corporation's notice by tendering to the Corporation certificate(s) representing shares of Series A Preferred Stock. Such tendered shares shall, for this purpose, be valued at one hundred percent (100%) of Face Value. If the terms and conditions of an issuance of New Securities are amended in any material respect after delivery of written notice to the holders of Series A Preferred Stock, the Corporation shall deliver a new notice to each such holder describing the amended terms and conditions of such issuance of New Securities and granting such holders a new five (5) Trading Day period in which to exercise their Exchange Right. The foregoing sentence shall apply to successive amendments to the terms and conditions of any issuance of New Securities.

                  (iii) The Exchange Right shall not be exercisable as to any particular offering of New Securities with a per share offering price equal to or greater than the Conversion Price (subject to adjustment as provided in this Certificate of Designation) after the Corporation has accepted binding subscriptions of $5,000,000 or more with respect thereto.

         C. RIGHT OF FIRST OFFER. The Corporation hereby grants to the holders of Series A Preferred Stock a right of first offer (the "RIGHT OF FIRST OFFER") with respect to New Securities which the Corporation may, from time to time, propose to sell and issue. The Right of First Offer shall be subject to the following provisions:

                  (i) If the Corporation proposes to undertake an issuance of New Securities, it shall give the holders of Series A Preferred Stock written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Corporation proposes to issue the same. Each holder shall have five (5) trading days after any such notice is delivered to agree to purchase an amount of such New Securities up to fifty percent (50%) of the Face Amount paid by such holder for Series A Preferred Stock for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased. If the terms and conditions of an issuance of New Securities are amended in any material respect after delivery of written notice to the holders of Series A Preferred Stock, the Corporation shall deliver a new notice to each such holder describing the amended terms and conditions of such issuance of New Securities and granting such holders a new five (5) Trading Day period in which to exercise their Right of First Offer. The foregoing sentence shall apply to successive amendments to the terms and conditions of any issuance of New Securities.

                  (ii) If the holders of Series A Preferred Stock fail to exercise fully the Right of First Offer within such five (5) trading day period, the Corporation shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell the New Securities respecting which the Right of First Offer was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Corporation's notice to the holders of Series A Preferred Stock. If the Corporation has not sold, or entered into an agreement to sell, the New Securities within such sixty (60) day period or closed the sale of New Securities pursuant to such agreement to sell within such ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities, without first again offering such securities to the holders of Series A Preferred Stock in the manner provided by Article XI.C(i).

                  (iii) The Right of First Offer shall expire upon the date that is eighteen (18) months after the Closing Date.

       XII. LIMITATIONS ON CERTAIN CONVERSIONS, REDEMPTIONS AND TRANSFERS

         The conversion of shares of Series A Preferred Stock pursuant to
Article IV and transfers of shares of Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

         A. CAP AMOUNT APPLICABLE TO CONVERSIONS AND REDEMPTION. If the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series A Preferred Stock pursuant to Article IV (together with any shares of Common Stock issued pursuant to other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the "CAP Amount") (without stockholder approval or otherwise), then the Corporation shall not issue shares upon any such conversion or redemption of Series A Preferred Stock that would cause such issuance, when combined with all other issuances pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith and any exercise of the Warrants, to exceed the Cap Amount. The Cap Amount shall be allocated PRO RATA to the holders of Series A Preferred Stock (and the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) as provided in Article XIII.C.

         B. ADDITIONAL RESTRICTIONS ON CONVERSION, REDEMPTION OR TRANSFER. In no event shall the Corporation issue Common Stock to any holder of Series A Preferred Stock in connection with the redemption of the Series A Preferred Stock pursuant to Article VI or Mandatory Conversion of the Series A Preferred Stock pursuant to Article IV.E, and in no event shall a holder of shares of Series A Preferred Stock of the Corporation have the right to effect an Optional Conversion of Series A Preferred Stock into shares of Common Stock or to dispose of any shares of Series A Preferred Stock to the extent that such redemption, conversion or right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this Article XII.B, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this Article XII.B may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock shall approve, in writing or by vote at a meeting, and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.

                              XIII. MISCELLANEOUS

         A. CANCELLATION OF SERIES A PREFERRED STOCK. If any shares of Series A Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

         B. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

         C. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated PRO RATA among the holders of Series A Preferred Stock (and, in the case of the Cap Amount, the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) based on the number of shares of Series A Preferred Stock (and, in the case of the Cap Amount, such other securities) issued to each such holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated PRO RATA among the holders of Series A Preferred Stock (and, in the case of the Cap Amount, the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith) based on the number of shares of Series A Preferred Stock (and, in the case of the Cap Amount, such other securities) held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock (or, in the case of the Cap Amount, such other securities), each transferee shall be allocated a PRO RATA portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock (or, in the case of the Cap Amount, such other securities) shall be allocated to the remaining holders of shares of Series A Preferred Stock (and, in the case of the Cap Amount, the holders of such other securities issued pursuant to the Securities Purchase Agreement or other agreements entered in connection therewith), PRO RATA based on the number of shares of Series A Preferred Stock (and, in the case of the Cap Amount, such other securities) then held by such holders.

         D. QUARTERLY STATEMENTS OF AVAILABLE SHARES. For each calendar quarter beginning in the quarter in which the Registration Statement is declared effective and thereafter for so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to the holders of Series A Preferred Stock a written report notifying the holders of Series A Preferred Stock of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation shall use its best efforts to deliver (or shall cause its transfer agent to deliver) the report for each quarter to the Representative of the Investors prior to the tenth (10th) day of the calendar month following the quarter to which such report relates. In addition, the Corporation shall provide, or shall cause its transfer agent to provide, as promptly as practicable following delivery to the Corporation of a written request by any holder of Series A Preferred Stock, any of the information enumerated in clauses
(i) - (iv) of this Article XIII.D as of the date of such request.

         E. PAYMENT OF CASH; DEFAULTS. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five (5) business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five (5) business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount or would be prohibited by the provisions of Article XII.B) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein, under the Securities Purchase Agreement or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates or if the appropriate DTC Transfer has not been effected for all shares of Common Stock prior to the sixth (6th) business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five (5) business days after the expiration of such six (6) business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock, and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A Preferred Stock.

         G. REMEDIES CUMULATIVE. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, under the Securities Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without the requirement to post any bond or other security.

         H. WAIVER. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by this Certificate of Designation or applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

         I. NOTICES. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation; to SSP Solutions, Inc., 17861 Cartwright Road, Irvine, California 92614, Telephone: (949) 851-1085, Facsimile: (949) 851-8679,
Attention: President, and (ii) if to any holder to the address set forth under such holder's name on Exhibit A to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

                            [signature page follows]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 18th day of November, 2003.

                                                SSP SOLUTIONS, INC.

                                                By:   /S/ MARVIN J. WINKLER
                                                   ----------------------------
                                                Name: Marvin J. Winkler
                                                Title:  Chief Executive Officer